Exhibit 99.1

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ContraVir to Release New CRV431 Data Highlighting Potential Synergy with CMX157 Against Hepatitis B

Preclinical Data to be Presented at AASLD/EASL HBV Treatment Endpoints Workshop

Edison, NJ, August 22, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that it will present new preclinical data for its novel antiviral compound CRV431, including evidence of synergy with ContraVir’s Phase 2 tenofovir prodrug CMX157 against hepatitis B.  The data support ContraVir’s strategy for developing a combination therapy that may provide a functional cure for hepatitis B.

The findings will be presented at a joint meeting sponsored by the American Association for the Study of Liver Diseases (AASLD) and the European Association for the Study of the Liver (EASL) focused on the discovery and development of novel therapeutic agents for chronic hepatitis B.

Event:                                         AASLD/EASL HBV Treatment Endpoints Workshop:
From Discovery to Regulatory Approval

Poster:                                      CRV431: An Optimized Cyclophilin Inhibitor with Multiple Anti-HBV Activities, High Selectivity Index, and Synergy with CMX157

Date:                                                September 8 – 9, 2016

Location:                       The Westin Alexandria, Alexandria, VA

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV.  ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

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sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686